ALPHA SELECT FUNDS

                                 Class A Shares
                                 Class C Shares
                                 Class I Shares

                                   PROSPECTUS
                                  ______, 2000

                            TARGET SELECT EQUITY FUND

                               Investment Adviser:
                       CONCENTRATED CAPITAL MANAGEMENT, LP

                            Investment Sub-Advisers:
                     EVERGREEN INVESTMENT MANAGEMENT COMPANY
                                MERCURY ADVISORS
                        TURNER INVESTMENT PARTNERS, INC.

  The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           How to Read Your Prospectus

Alpha Select Funds is a mutual fund family that offers different classes of shares in separate investment portfolios. At this time, the Funds offer only one portfolio, the Target Select Equity Fund (the "Fund"). This prospectus gives you important information about the Class A, Class C, and Class I Shares of the Fund that you should know before investing. Please read this prospectus and keep it for future reference.

Choosing Class A, Class C or Class I Shares

Class A, Class C and Class I Shares have different expenses and other characteristics, allowing you to choose the class that best suits your needs. You should consider the amount you want to invest, how long you plan to have it invested, and whether you plan to make additional investments.

     Class A Shares

     o    Front-end sales charge

     o    Lower annual expenses

     o    $1,000 minimum initial investment


     Class C Shares

     o    Contingent deferred sales charge

     o    Higher distribution expenses

     o    $1,000 minimum initial investment


     Class I Shares

     o    No sales charge

     o    No distribution expenses

     o    $500,000 minimum initial investment

This prospectus has been arranged into different sections so that you can easily review this important information. On the next page, there is some general information you should know about the Fund. For more detailed information about the Fund, please see:

                                                                          Page
                                                                          ----
     FUND SUMMARY..........................................................XXX
     INVESTMENTS AND PORTFOLIO MANAGEMENT..................................XXX
     PURCHASING, SELLING AND EXCHANGING ALPHA SELECT FUNDS.................XXX
     DIVIDENDS, DISTRIBUTIONS AND TAXES....................................XXX
     FINANCIAL HIGHLIGHTS..................................................XXX

To obtain more information about Alpha Select Funds, please refer to the Back Cover of the Prospectus.

Fund Summary

Investment Goal                      Long-term capital appreciation

Investment Focus                     Common stocks of U.S. and foreign issuers

Share Price Volatility               High

Principal Investment Strategy        Utilizing sub-advisers experienced in
                                     selecting securities that have growth
                                     potential or that are undervalued, the Fund invests in U.S. and foreign companies

Investor Profile                     Investors seeking capital appreciation who
                                     can withstand the share price volatility of equity investing


Principal Strategy

The Target Select Equity Fund invests primarily in U.S. and foreign common stocks and other equity securities of companies regardless of their market capitalization. The Fund will invest in securities of companies operating in a broad range of industries located in the U.S. and overseas.

The Fund uses a multi-manager approach, relying upon a number of sub-advisers with differing investment philosophies to manage portions of the Fund's portfolio under the general supervision of the Fund's adviser, Concentrated Capital Management, LP ("CCM"). In selecting investments, the sub-advisers employ different investment strategies: a growth strategy that emphasizes above-average earnings potential; a global strategy that focuses on small capitalization companies; a value strategy that is based on investing in all capitalization companies; and a growth strategy that invests in mid-to large capitalization companies. Other strategies may be introduced as additional or replacement sub-advisers are hired.

Multi-Manager Approach

The Fund intends to employ a multi-manager approach to take advantage of the best investment ideas of a number of sub-advisers. Each sub-adviser manages a portion of the Fund's assets, and is expected to select a relatively small number of securities, as few as 10, for its portion of the Fund per each investment strategy. Such a focused security-selection process permits each sub-adviser to act on only the investment ideas that it thinks have the greatest return potential. CCM will ensure that the sub-advisers comply with the Fund's investment policies and guidelines. CCM will also recommend the appointment of additional or replacement sub-advisers to the Fund's Board of Trustees (the "Board").

Risks

The Fund has its own investment goal and strategies for reaching that goal. The Fund's advisers will invest Fund assets in a way that each believes will help the Fund achieve its goal. Still, investing in the Fund involves risk and there is no guarantee that the Fund will achieve its goal. The advisers' judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the advisers do, you could lose money on your investment in the Fund, just as you could with other investments. A Fund share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The value of your investment in the Fund is based on the market prices of the securities the Fund holds. Since it purchases equity securities, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. In addition, the Fund is subject to the risk that equity securities generally may underperform compared to debt securities and other asset classes. These factors contribute to price volatility, which is the principal risk of investing in the Fund. The Fund is non-diversified, which means that it may invest in the securities of fewer issuers than a diversified fund. As a result, the Fund may be more susceptible to a single adverse economic or political occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities as compared to a diversified fund.

The Fund's investment approach seeks to generate positive returns from the efforts of separate sub-advisers who each manage a portion of the Fund's assets using a specific style. There is a risk, therefore, that the combined performance of the Fund's various sub-advisers will lag that of funds that employ a single strategy or style. There is also a risk that a sub-adviser's performance in its chosen strategy will lag that of other advisers that utilize a similar approach.

Investing in issuers located in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Fund's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. While ADRs are denominated in U.S. dollars, they are subject to currency risk to the extent the underlying stocks are denominated in foreign currencies.

Any micro, small and medium capitalization companies the Fund invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these micro, small and mid-sized companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. In addition, the share prices of micro-capitalization companies may be extremely volatile.

Performance Information

The Fund may engage in frequent and active trading of portfolio securities to achieve its investment objective. A high portfolio turnover rate involves greater expenses to the Fund, including brokerage commissions and other transaction costs, and may generate more short-term gains for shareholders.

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund. Of course, the Fund's past performance does not necessarily indicate how the Fund will perform in the future.

The performance shown is for the TIP Funds' TIP Target Select Equity Fund (the "TIP Fund"), the Fund's predecessor. The Target Select Equity Fund became part of the Alpha Select Funds on ______, 2000.

The performance information below reflects the performance of Turner Investment Partners, Inc., ("Turner") the TIP Fund's principal investment adviser, and several sub-advisers. Under the TIP Fund's multiple sub-adviser structure, Turner was responsible for the continuous review, supervision and administration of the TIP Fund's investment program, which included overseeing two other sub-advisers. In addition, Turner was also responsible for making day-to-day investment decisions for some of the assets of the TIP Fund. Because of this dual role as day-to-day investment adviser and overall manager of the investment program, Turner is essentially responsible for the TIP Fund's performance reflected below. Under the Fund's multiple sub-adviser structure, CCM will similarly be responsible for the continuous review, supervision and administration of the Fund's investment program, which includes overseeing Turner as one of three sub-advisers. However, CCM will not be responsible for making day-to-day investment decisions for the Fund, and Turner will only manage approximately 15-35% of the Fund's assets. In addition, Turner employed sub-advisers that are different from those employed by CCM in managing the Fund. As a result of these differences, this performance information represents some indication of the risks and volatility of an investment in the Fund, and should be reviewed recognizing these material differences.

This bar chart shows changes in the performance of the Fund's Shares from year to year for two years.*

                                    1998                  25.45%
                                    1999                 113.07%**

* The performance information shown above is based on a calendar year. The year-to-date return as of June 30, 2000 was 23.83%. Performance would have been lower if Turner had not waived fees and reimbursed expenses in 1998 and 1999.

**The Fund's favorable performance in 1999 was affected by a number of factors that may not have the same effect on the Fund's performance in the future. These factors include participation in the initial public offerings, unusual market conditions and the relatively small size of the fund compared with any one investment.

                           Best Quarter         Worst Quarter
                              43.45%               -17.08%
                            (12/31/99)            (9/30/98)

This table compares the Fund's average annual total returns for the periods ended December 31, 1999, to those of the Russell 3000 Index.

                                                            Since Inception
                                                  1 Year        (1/1/98)
                                                 -------    ---------------
TIP Funds' Target Select Equity Fund             113.07%        63.50%
Russell 3000 Index                                20.90%        22.51%

What is an Index?

An index measures the market price of a specific group of securities in a particular market of securities in a market sector. You cannot invest directly in an index. An index does not have an investment adviser and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Russell 3000 Index is a widely-recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of the 3,000 largest U.S. companies.

Fund Fees and Expenses

This table describes the shareholder fees that you may pay if you buy and hold Fund Shares. You would pay these fees directly from your investment in the Fund.

Shareholder Fees (fees paid directly from your investment)

                                                           Class A Shares   Class C Shares      Class I Shares
                                                           --------------   --------------      --------------
Maximum Sales Charge (Load) Imposed on Purchases (as a
  percentage of offering price)*                                5.50%            None                None

Maximum Deferred Sales Charge (Load) (as a percentage of
  net asset value)**                                            None             1.00%               None

* This sales charge varies depending upon how much you invest. See "Purchasing Fund Shares."

** This sales charge is imposed if you sell Class C Shares within one year of your purchase. See "Selling Fund Shares."

This table describes the fees and expenses that you may pay if you buy and hold Fund shares.

Annual Fund Operating Expenses (expenses deducted from Fund assets)

                                                       Class A Shares   Class C Shares      Class I Shares
                                                       --------------   --------------      --------------
Investment Advisory Fees                               1.0625%*               1.0625%*        1.0625%*
Distribution (12b-1) Fees                                 None                0.75%               None
Other Expenses                                         1.789%**               1.789%**        1.539%**
                                                       ------                 ------          ------
Total Annual Fund Operating Expenses                   2.8515%***             3.6015%***      2.6015%***
Fee Waivers and Expense Reimbursements                (1.3815%)              (1.3815%)       (1.3815%)
                                                       ------                 ------          ------
Net Total Operating Expenses                           1.47%                  2.22%           1.22%

* The advisory fee is subject to a performance adjustment based on the Fund's performance relative to the performance of the Russell 3000 Index after the Fund's first year of operations.

**   Other Expenses are estimated for the current year.

*** The Fund's Adviser has contractually agreed to waive fees and to reimburse expenses in order to keep total operating expenses of the Class A, Class C and Class I Shares from exceeding 1.47%, 2.22% and 1.22%, respectively, for a period of one year, or from exceeding 1.75%, 2.50% and 1.50%, respectively, in any subsequent year.

For more information about these fees, see "Investment Adviser" and "Distribution of Fund Shares."

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that each year your investment has a 5% return and Fund operating expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Fund would be:

If you sell your shares at the end of the period:

                                         1 Year               3 Years
                                         ------               -------
Class A Shares                            $691                 $1045
Class C Shares                            $325                  $752
Class I Shares                            $124                  $447

If you do not sell your shares at the end of the period:

                                          1 Year              3 Years
                                         ------               -------
Class A Shares                            $691                 $1045
Class C Shares                            $225                  $752
Class I Shares                            $124                  $447

The Fund's Other Investments

In addition to the investments and strategies described in this prospectus, the Fund also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information (SAI). Of course, there is no guarantee that the Fund will achieve its investment goal.

The investments and strategies described throughout this prospectus are those that the Fund uses under normal conditions. During unusual economic or market conditions, or for temporary defensive purposes, the Fund may invest up to 100% of its assets in cash, repurchase agreements and short-term obligations that would not ordinarily be consistent with the Fund's objectives. The Fund may also invest a portion of its assets in cash for liquidity purposes as necessary. The Fund will make investments inconsistent with its objectives only if the Adviser believes that the risk of loss outweighs the opportunity for gains.

Investment Adviser

CCM, an SEC-registered adviser, serves as the Adviser to the Fund. CCM makes recommendations to the Trustees with respect to the appropriate allocation of assets to each of the Fund's Sub-Advisers. Also as the Fund's Adviser, CCM is authorized to make investment decisions for the Fund and continuously review, supervise and administer the Fund's investment program. The Adviser also ensures compliance with the Fund's investment policies and guidelines. In the future, the Trust expects to operate as a "manager of managers" fund under an SEC exemptive order. This type of order will permit the Adviser to hire or replace Sub-Advisers with Board (rather than shareholder) approval. We will notify you if we make this change.

CCM was formed on May 19, 2000. For its services, CCM is entitled to base investment advisory fees of 1.0625%. However, these fees may be higher or lower depending on the Fund's performance relative to a benchmark. If the Fund outperforms its benchmark by a set amount, CCM will receive higher advisory fees. Conversely, if a Fund underperforms its benchmark by the same amount, CCM will receive lower advisory fees. Accordingly, the overall fee may vary by 0.15% either way. The Fund's SAI contains detailed information about the Fund's benchmark, as well as any possible performance-based adjustments to CCM fees. These performance-based adjustments will take effect after the Fund has been in operation for more than one year.

Sub-Advisers

At the outset of operations, CCM will employ three sub-advisers who will use approximately four investment styles to manage the Fund. Each style will be employed with regards to approximately 15-35% of the Fund's total assets. Periodically, the Fund will be rebalanced to preserve this approximate 15-35% allocation. CCM will oversee the sub-advisers who manage the separate portfolios of the Fund. The three sub-advisers will be Turner, Mercury Advisors, and Evergreen Investment Management Company ("Evergreen").

Turner will employ a growth style that emphasizes investments in equities securities in companies with above average earnings growth prospects. It will employ an earnings momentum strategy that concentrates on companies with more volatile and accelerating growth rates. Turner will focus on a relatively small number of securities issues without distinction as to capitalization. Robert E. Turner serves as portfolio manager of the portion of the Fund's assets devoted to this strategy.

Mercury Advisors will employ two strategies. One strategy will adopt a global approach by investing at least 66% of the assets in small capitalization equity securities from at least three different countries, including the United States. The securities will be small capitalization. The balance of the assets, if any, may be invested in larger cap companies or debt securities. Kenneth L. Chiang serves as the portfolio manager of the portion of the Fund's assets devoted to this strategy.

The other strategy employed by Mercury will involve a value approach that seeks capital appreciation by investing in a concentrated portfolio of undervalued equity securities of companies that are believed by Mercury to be currently mispriced in the marketplace relative to their future operating prospects. Often these equities are experiencing some temporary operational difficulties that have caused them to become out-of-favor. The portfolio is expected to have valuation ratios, (i.e., price-to-earnings or price-to-book values) below those of the broader market. Robert Martorelli serves as the Portfolio Manager of the portion of the Fund's assets devoted to this strategy.

Evergreen will employ a growth style of investing and will invest in a relatively small number of issuers of primarily mid to large-capitalizations. Evergreen emphasizes earnings growth in its selection of issuers. It will select companies that it believes have recorded a consistent record of earnings growth and/or have the potential for an acceleration of earnings growth. Maureen Cullinane serves as the portfolio manager of the portion of the Fund's assets devoted to this strategy.

Purchasing, Selling and Exchanging Fund Shares



In order to open a new account, you must complete and mail the New Account Application that you receive with this prospectus.

All trades must be received by the Fund's Transfer Agent by 4:00 PM EST. Your check must be made payable to the Alpha Select Funds or wires must be sent to the instructions below.

The minimum initial investment for Class A Shares is $1,000. The minimum initial investment for Class C Shares is $1,000 ($500 for retirement plans). The minimum subsequent investment for Class A and Class C Shares is $100. The minimum initial investment for Class I Shares is $500,000. The minimum subsequent investment for Class I Shares is $5,000.

--------------------------------------------------------------------------------

Once you are a shareholder of the Alpha Select Funds you may do the following:

--------------------------------------------------------------------------------

* Purchase, sell or exchange Fund shares by phone. Call 1-888-847-7654 between 9:00 AM and 4:00 PM EST Monday through Friday and press 3 to place a trade.

--------------------------------------------------------------------------------

* Purchase, sell or exchange Fund shares by mail. Shareholders can mail trade requests to:

By regular mail                             By express or overnight mail

Alpha Select Funds                          Alpha Select Funds
P.O. Box 219805                             c/o DST Systems Inc.
Kansas City, MO 64121-6805                  330 W. 9th Street
                                            Kansas City, MO 64105

--------------------------------------------------------------------------------

*    Purchase Fund shares by wiring funds to:

     United Missouri Bank of Kansas NA
     ABA #101000695
     Account # 9870601168
     Further Credit: Target Select Equity Fund, shareholder name and Alpha Select Funds account number

The minimum initial investment for Class A Shares is $1,000. The minimum initial investment for Class C Shares is $1,000 ($500 for retirement plans). The minimum subsequent investment for Class A and Class C Shares is $100. The minimum initial investment for Class I Shares is $500,000. The minimum subsequent investment for Class I Shares is $5,000. The Fund reserves the right to waive the minimum initial investment, and may do so for financial intermediaries who purchase shares through a brokerage firm or a mutual fund marketplace.

This section tells you how to buy, sell (sometimes called "redeem") or exchange shares of the Fund.

Purchasing Alpha Select Fund Shares

When Can You Purchase Shares?

You may purchase shares on any day that the New York Stock Exchange (NYSE) is open for business (a Business Day).

We may reject any purchase order if we determine that accepting the order would not be in the best interests of the Fund or its shareholders.

To open an account:

o By Mail Please send your completed application, with a check payable to Alpha Select Funds, to the address listed on this page. Your check must be in U.S. dollars and drawn on a bank located in the United States. We do not accept third party checks, credit card checks or cash.

o By Wire Please call us at 1-888-847-7654 (option 3) to let us know that you intend to make your initial investment by wire. You will be given an account number and fax number to which you should send your completed New Account Application. Once this is complete, you will need to instruct your bank to wire money to: United Missouri Bank of Kansas, N.A.; ABA #10-10-00695; for Account Number 98-7060-116-8; Further Credit: [Target Select Equity Fund]. The shareholder's name and account number must be specified in the wire.

Systematic Investment Plan

If you have a checking or savings account with a bank, you may purchase Class A or Class C Shares automatically through regular deductions from your account. Please call 1-888-847-7654 for information regarding participating banks. With a $250 minimum initial investment, you may begin regularly scheduled investments from $50 up to $250 once or twice a month.

Sales Charges

Front-End Sales Charges -- Class A Shares

The amount of any front-end sales charge included in your offering price varies, depending on the amount of your investment:

                                         Your Sales Charge as a Percentage of             Your Sales Charge as a Percentage
         If Your Investment is:                   of Offering Price                            of Your Net Investment
---------------------------------        ------------------------------------             ---------------------------------
Less than $25,000                                        5.50%                                          5.82%
$25,000 but less than $50,000                            5.25%                                          5.54%
$50,000 but less than $100,000                           4.50%                                          4.71%
$100,000 but less than $250,000                          3.50%                                          3.63%
$250,000 but less than $500,000                          3.00%                                          3.10%
$500,000 but less than $1,000,000                        2.00%                                          2.04%
$1,000,000 and over                                      None


Waiver of Front-End Sales Charge -- Class A Shares

The front-end sales charge will be waived on Class A Shares purchased: (1) through reinvestment of dividends and distributions; (2) through an asset allocation account opened by a financial intermediary; (3) by persons repurchasing shares they redeemed within the last 60 days (see "Repurchase of Class A Shares"); (4) by employees, affiliates, and members of the immediate family, of firms that have entered into a selling agreement with the Distributor; (5) by persons reinvesting distributions from qualified employee benefit retirement plans and rollovers from individual retirement accounts ("IRAs") previously with firms that have entered into a selling agreement with the Distributor; (6) by persons investing an amount less than or equal to the value of an account distribution when an account for which a bank affiliated with firms that have entered into a selling agreement with the Distributor acted in a fiduciary, administrative, custodial or investment advisory capacity is closed; or (7) through dealers, retirement plans, asset allocation programs and financial institutions that, under their dealer agreements with the Distributor or otherwise, do not receive any or receive a reduced portion of the front-end sales charge. The Fund may also enter into waiver arrangements with various other financial intermediaries who sell Class A Shares of the Fund.

Currently the only fund offered by the Alpha Select Funds is the Fund. If additional Alpha Select funds are offered, purchases of Class A Shares of all such funds will be aggregated for purposes of determining sales charge waivers.

Repurchase of Class A Shares

You may repurchase any amount of Class A Shares of any Alpha Select fund at net asset value per share (NAV) (without the normal front-end sales charge), equal to or less than the value of any amount of Class A Shares (for which you paid a front-end sales charge) that you redeemed within the past 60 days. NAV for one Fund share is the value of that share's portion of all of the net assets of the Fund. In effect, this allows you to repurchase shares that you may have had to redeem, without repaying the front-end sales charge. To exercise this privilege, we must receive your purchase order within 60 days of your redemption. In addition, you must notify us when you send in your purchase order that you are repurchasing shares.

Reduced Sales Charges -- Class A Shares

Rights of Accumulation. In calculating the appropriate sales charge rate, this right allows you to add the value of the Class A Shares you already own to the amount that you are currently purchasing. We will combine the value of your current purchases with the current value of any Class A Shares you purchased previously for (i) your account, (ii) your spouse's account, (iii) a joint account with your spouse, or (iv) your minor children's trust or custodial accounts. A fiduciary purchasing shares for the same fiduciary account, trust or estate may also use this right of accumulation. We will only consider the value of Class A Shares purchased previously that were sold subject to a sales charge. To be entitled to a reduced sales charge based on shares already owned, you must ask us for the reduction at the time of purchase. You must provide us with your account number(s) and, if applicable, the account numbers for your spouse and/or children (and provide the children's ages). We may amend or terminate this right of accumulation at any time.

Letter of Intent. You may purchase Class A Shares at the sales charge rate applicable to the total amount of the purchases you intend to make over a 13-month period. In other words, a Letter of Intent allows you to purchase Class A Shares of a Fund over a 13-month period and receive the same sales charge as if you had purchased all the shares at the same time. We will only consider the value of Class A Shares sold subject to a sales charge. To be entitled to a reduced sales charge based on shares you intend to purchase over the 13-month period, you must send us a Letter of Intent. Class A Shares purchased with dividends or distributions will not be included in the calculation. In calculating the total amount of purchases you may include in your letter purchases made up to 90 days before the date of the Letter. The 13-month period begins on the date of the first purchase, including those purchases made in the 90-day period before the date of the Letter. Please note that the purchase price of these prior purchases will not be adjusted.

You are not legally bound by the terms of your Letter of Intent to purchase the amount of your shares stated in the Letter. The Letter does, however, authorize us to hold in escrow [5]% of the total amount you intend to purchase. If you do not complete the total intended purchase at the end of the 13-month period, the transfer agent will redeem the necessary portion of the escrowed shares to make up the difference between the reduced rate sales charge (based on the amount you intended to purchase) and the sales charge that would normally apply (based on the actual amount you purchased).

Combined Purchase/Quantity Discount Privilege. When calculating the appropriate sales charge rate, we will combine same day purchases of Class A Shares (that are subject to a sales charge) made by you, your spouse and your minor children (under age 21). This combination also applies to Class A Shares you purchase with a Letter of Intent.

Contingent Deferred Sales Charges -Class C Shares

If you sell your Class C Shares within the first year after your purchase, you will pay a contingent deferred sales charge equal to Class C Shares of either
(1) the NAV of the shares at the time of purchase, or (2) NAV of the shares next calculated after we receive your sale request, whichever is less. The maximum deferred sales charge as a percentage of the net amount invested is 1.00%. The sales charge does not apply to Class C Shares you purchase through reinvestment of dividends or distributions. So you never pay a deferred sales charge on any increase in your investment above the initial offering price. The sales charge does not apply to exchanges of Class C Shares of the Fund for Class C Shares of another Alpha Select Fund. Currently, the only fund offered by Alpha Select Funds is the Fund.

The contingent deferred sales charge will be waived if you sell your Class C Shares for the following reasons: (1) to make certain withdrawals from a retirement plan (not including IRAs); (2) because of death or disability; or (3) for certain payments under the Systematic Withdrawal Plan (discussed below).

How Fund Prices are Calculated

The price per share (the offering price) will be the NAV next determined after the Fund receives your purchase order plus, in the case of Class A Shares, the applicable front-end sales charge. The Fund's NAV is calculated once each Business Day at the regularly-scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern time). So, for you to receive the current Business Day's NAV, generally we must receive your purchase order before 4:00 p.m., Eastern time.

In calculating NAV, the Fund generally values its investment portfolio at market price. If market prices are unavailable or the Fund thinks that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board.

Purchasing Additional Shares

o By Mail Please send your check payable to Alpha Select Funds along with a signed letter stating the name of the Target Select Equity Fund and your account number.

o By Phone Current shareholders are eligible to purchase shares by phone if they have requested that privilege by checking the appropriate box on the New Account Application. Shareholders who have requested telephone privileges can call 1-888-847-7654 (option 3) and give the Fund and account number they would like to make a subsequent purchase into. They must then instruct their bank to wire the money by following the instructions listed on page 11.

Additional Information

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for customers. If you invest through an authorized institution, you will have to follow its procedures, which may be different from the procedures for investing directly. Your institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your correspondence or questions regarding the Fund to your institution.

Selling Alpha Select Funds

If you own shares directly, you may sell your shares on any Business Day by contacting us directly by mail or telephone. You may also sell your shares by contacting your financial institution by mail or telephone. The sale price of each share will be the next NAV determined after we receive your request less, in the case of Class C Shares, any applicable deferred sales charge.

If you are a holder of Class A and/or Class C Shares, you may sell shares by following procedures established when you opened your account or accounts. If you have questions, you should call 1-888-847-7654. If you own shares through an account with a broker or other institution, you should contact that broker or institution to sell your shares. If you would like to sell $50,000 or more of your shares, you should notify us in writing and include a signature guarantee.

o By Mail If you wish to redeem shares of the Fund, you should send us a letter with your name, Fund name and account number and the amount of your request. All letters must be signed by the owner(s) of the account. All proceeds will be mailed or wired (depending on instructions given) to the address or instructions given to us when the account was established. If you would like the proceeds sent to either a different bank account or address, a signature guarantee is required.

o By Phone When filling out a New Account Application shareholders are given the opportunity to establish telephone redemption privileges. If shareholders elect to take advantage of this privilege they will be able to redeem shares of the Alpha Select Funds by calling 1-888-847-7654 (option
     3) and informing one of our representatives.

Systematic Withdrawal Plan

If you have at least $10,000 in your account, you may use the Systematic Withdrawal Plan. Under the plan you may arrange monthly, quarterly, semi-annual or annual automatic withdrawals of at least $50 from the Fund. The proceeds of each withdrawal will be mailed to you by check or, if you have a checking or savings account with a bank, electronically transferred to your account. Please call 1-888-847-7654 for information regarding banks that participate in the Systematic Withdrawal Plan.

Signature Guarantees

A signature guarantee is a widely accepted way to protect shareholders by verifying the signature in certain circumstances including, (1) written requests for redemptions in excess of $50,000; (2) all written requests to wire redemption proceeds to a bank other than the bank previously designated on the account application; and (3) redemption requests that provide that the redemption proceeds should be sent to an address other than the address of record or to a person other than the registered shareholder(s) for the account. Signature guarantees can be obtained from any of the following institutions: a national or state bank, a trust company, a credit union, a federal savings and loan association, or a broker-dealer that is a member of a national securities exchange. A notarized signature is not sufficient.

Redemptions in Kind

The Fund generally pays sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise (and for the protection of the Fund's remaining shareholders) the Fund might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). Although it is highly unlikely that your shares would ever be redeemed in kind, you would probably have to pay brokerage costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

Receiving Your Money

Normally, the Fund will send your sale proceeds within three Business Days after they receive your request, but it may take up to seven days. Your proceeds can be wired to your bank account (subject to a $10 wire fee) or sent to you by check. If you recently purchased your shares by check or through ACH, proceeds from the redemption may not be available until your check has cleared (which may take up to 15 days from your date of purchase).

Exchanging Fund Shares

When you exchange shares, you are really selling your shares and buying other Alpha Select Fund shares. So, your sale price and purchase price will be based on the NAV next calculated after we receive your exchange request. You should recognize, however, that the Alpha Select Funds currently offer no other funds.

You may exchange your shares on any Business Day by contacting the Alpha Select Funds directly by mail or telephone. You may also exchange shares through your financial institution by mail or telephone. If you recently purchased shares by check or through ACH, you may not be able to exchange your shares until your check has cleared (which may take up to 15 days from your date of purchase). This exchange privilege may be changed or canceled at any time upon 60 days' notice.

Class A Shares

You may exchange Class A Shares of the Fund for Class A Shares of any other Alpha Select Fund. If you exchange shares that you purchased without a sales charge or with a lower sales charge into a fund with a sales charge or with a higher sales charge, the exchange is subject to an incremental sales charge (e.g., the difference between the lower and higher applicable sales charges). If you exchange shares into a fund with the same, lower or no sales charge there is no incremental sales charge for the exchange.

Class C Shares

You may exchange Class C Shares of the Fund for Class C Shares of any other Alpha Select Fund. You will not pay a contingent deferred sales charge on exchanges of Class C Shares.

Class I Shares

You may exchange Class I Shares of the Fund for Class I Shares of any other Alpha Select Fund.

Presently, only the Fund exists as a series of the Alpha Select Funds.

Other Policies

For Customers of Financial Institutions

If you purchase, sell or exchange Fund shares through a financial institution (rather than directly from us), you may have to transmit your purchase, sale and exchange requests to your financial institution at an earlier time for your transaction to become effective that day. This allows the financial institution time to process your request and transmit it to us. For more information about how to purchase, sell or exchange Fund shares through your financial institution, you should contact your financial institution directly.

Telephone Transactions

Purchasing, selling and exchanging Fund shares over the telephone is extremely convenient, but not without risk. Although we have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, we are not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with us over the telephone, you will generally bear the risk of any loss.

Suspension of Your Right to Sell Your Shares

The Fund may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in the Fund's SAI.

Involuntary Sales of Your Shares

If your account balance drops below the required minimum of $1,000 for Class A or Class C Shares because of redemptions, you may be required to sell your shares. You will always be given at least 60 days' written notice to give you time to add to your account and avoid selling your shares.

Distribution and Shareholder Servicing of Fund Shares

SEI Investments Distribution Co. (SIDCO.) is the distributor of the Fund. SIDCO. receives no compensation for distributing the Fund's shares.

The Fund has adopted a plan for its Class C Shares that allows the Fund to pay distribution and shareholder service fees for the servicing of shareholder accounts, and the sale and distribution of its shares. In addition, the Fund has adopted a plan for its Class A and C Shares that allows the Fund to pay shareholder servicing fees for provision of a broad range of shareholder and administrative services. Because these fees are paid out of the Fund's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

For Class C Shares, the distribution fee, as adopted pursuant to Rule 12b-1, is 0.75% of the average daily net assets of the Fund. In addition, Class C Shares pay a shareholder servicing fee of 0.25% of average daily net assets.

For Class A Shares, shareholder servicing fees, as a percentage of average daily net assets, are 0.25%.

Class I Shares do not pay distribution or shareholder servicing fees.

The Distributor may, from time to time in its sole discretion, institute one or more promotional incentive programs from dealers, which will be paid for by the Distributor. Under any such program, the Distributor may provide incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to dealers selling shares of the Fund.

Dividends and Distributions

The Fund distributes its investment income annually as a dividend to shareholders (the "Distributor"). The Fund makes distributions of capital gains, if any, at least annually.

If you own Fund shares on the Fund's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after we receive your written notice. To cancel your election, simply send the Fund written notice.

Taxes

Please consult your tax advisor regarding your specific questions about federal, state and local income taxes. Summarized below are some important tax issues that affect the Fund and its shareholders. This summary is based on current tax laws, which may change.

The Fund will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. Distributions you receive from the Fund may be taxable whether or not you reinvest them. Each sale or exchange of Fund shares is a taxable event.


More information about taxes is in the SAI.

Financial Highlights

The table that follows presents performance information about shares of the TIP Funds' TIP Target Select Equity Fund, the Fund's predecessor. The Fund became part of the Alpha Select Funds in _______, 2000. This information is intended to help you understand the Fund's financial performance for the period of the Fund's operations. Some of this information reflects financial information for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in the Fund, assuming you reinvested all of your dividends and distributions. The Financial Highlights for each period ended September 30, have been audited by Ernst & Young LLP, independent auditors whose report, along with the Fund's financial statements, appears in the TIP Funds' TIP Target Select Equity Fund annual report that accompanies our SAI. The Financial Highlights for the period ended March 31, 2000 are unaudited and appear in the TIP Funds' TIP Target Select Equity Fund semi-annual report. You can obtain the TIP Funds' TIP Target Select Equity Fund semi-annual and annual reports, which contain more performance information, at no charge by calling 1-888-847-7654.

Financial Highlights


TIP Funds


For a Share Outstanding Throughout each Period Ended September 30;


                                                                                                                     Ratio of Net
                 Net               Realized                                 Net                   Net                 Investment
                Asset      Net       and      Distributions Distributions  Asset                Assets     Ratio        Income
                Value   Investment Unrealized   from Net        from       Value                  End    of Expenses    (Loss)
              Beginning   Income   Gains on    Investment      Capital      End      Total    of Period   to Average   to Average
             of Period   (Loss)  Investments     Income         Gains   of Period  Return(1)    (000)     Net Assets   Net Assets
----------------------------------------------------------------------------------------------------------------------------------
TIP Target Select Equity Fund*

Interim       $17.17      (0.01)    11.10          --          (6.01)     $22.25    77.72%     $4,058       1.30%       (0.30)%
6-month
2000
financial
highlights
(unaudited)
1999          $10.34      (0.07)     7.80          --          (0.90)     $17.17    80.04%     $1,839       1.30%       (0.56)%

1998(2)       $10.00        --       0.35        (0.01)           --      $10.34     3.50%     $  966        1.30%**      0.02%**



                          Ratio of Net
               Ratio of    Investment
               Expenses   Income (Loss)
              to Average   to Average
              Net Assets   Net Assets     Portfolio
              (Excluding   (Excluding     Turnover
               Waivers)     Waivers)        Rate
---------------------------------------------------
TIP Target Select Equity Fund*

Interim          5.89%      (4.89)%       525.82%
6-month
2000
financial
highlights
(unaudited)
1999            10.19%      (9.45)%     1,279.40%

1998(2)         18.76%**   (17.44)%**     803.02%



* The Fund was managed by Turner Investment Partners, Inc. under a manager of managers approach and used several sub-advisers. Turner managed substantially all the assets of the Fund under this approach.

**   Annualized

(1)  Returns are for the period indicated and have not been annualized.

(2)  Commenced operations on January 1, 1998.

Amounts designated as "--" are either $0 or have been rounded to $0.

                               ALPHA SELECT FUNDS

Investment Adviser

Concentrated Capital Management
1150 First Avenue
Park View Tower, Suite 600
King of Prussia, PA 19406-2816

Investment Sub-Advisers

Evergreen Investment Management Company
200 Berkeley Street
Boston, MA 02116

Mercury Advisors
800 Scudders Mill Road
Plainsboro, NJ 08536

Turner Investment Partners, Inc.
1235 Westlakes Drive, Suite 350
Berwyn, PA 19312

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Legal Counsel

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

More information about the Fund is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated ____, 2000, includes detailed information about the Fund. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports contain the Fund's holdings and contain information from the Fund's managers about strategies, and recent market conditions and trends and their impact on Fund performance. The reports also contain detailed financial information about the Fund.

To Obtain an SAI, Annual or Semi-Annual Report, or More Information, Including Responses to Shareholder Inquiries:

By Telephone: Call 1-888-847-7654

By Mail:  Write to Alpha Select Funds
P.O. Box 219805
Kansas City, Missouri 64121-6805

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual reports of the TIP Funds, TIP Target Select Equity Fund, the Fund's predecessor as well as other information about Alpha Select Funds, from the EDGAR Database on the SEC's website ("http://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information on the operation of the Public Reference Room, call 1-202-942-8090). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-0102. You may also obtain this information, upon payment of a duplicating fee, by e-mailing the SEC at the following address: publicinfo@sec.gov.

Alpha Select Funds' Investment Company Act registration number is 811-8104.